EXHIBIT 99.1
(Logo appears here)
                                                     CAROLINA FIRST CORPORATION
                                                     P.O. BOX 1029
                                                     GREENVILLE, SC 29602
                                                     864/255-7913
NEWS RELEASE
================================================================================

DATE:             July 1, 1999

RELEASE  DATE:    Immediate



                CAROLINA FIRST COMPLETES MERGER WITH CITRUS BANK

GREENVILLE, SC -- Carolina First Corporation (Nasdaq/NM:CAFC) announced the completion of its merger with Citrus Bank, effective Thursday, July 1, 1999.

Carolina First acquired all the outstanding common shares of Citrus Bank in exchange for approximately 3,125,000 shares of Carolina First common stock, valued at approximately $74 million. Each share of Citrus Bank stock will be exchanged for 1.493 shares of Carolina First common stock. This transaction is being accounted for using the pooling-of-interests method of accounting.

Citrus Bank, a Florida state-chartered bank, has total assets of approximately $275 million, loans of approximately $197 million, and deposits of approximately $254 million with 8 branch locations in the Orlando and central Florida area.

Carolina First's 12 Florida locations, which include Citrus Bank and Citizens First National Bank which was acquired in April 1999, will operate as Citrus Bank with assets of approximately $330 million. Randy O. Burden, Chairman, Chief Executive Officer and President of Citrus Bank, will head Carolina First's Florida operation. Citrus bank expects to open a branch in Jacksonville in mid-July. Carolina First Corporation, headquartered in Greenville, South Carolina, is a financial services company with $3.0 billion in total assets, 73 banking offices in South Carolina and 12 banking offices in northern and central Florida. It operates Carolina First Bank, the largest South Carolina-based commercial bank; Citrus Bank, a Florida banking subsidiary; and Carolina First Mortgage Company, the second largest mortgage loan servicer in South Carolina. Other subsidiaries include a savings bank, a full service brokerage company, an automobile finance company and a small business investment company that invests principally in bank technology companies. Carolina First's common stock trades on the Nasdaq National Market under the symbol CAFC. Additional information about Carolina First is available on its web site at www.carolinafirst.com.

CONTACTS:
         William S. Hummers III, Executive Vice President, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919


                                    ***END***






                                       6